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                                                                      Exhibit 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the information by reference in the registration statements of Nobel Education Dynamics, Inc. (formerly the Rocking Horse Child Care Centers of America, Inc.) and subsidiaries on Form S-3 (File Nos. 333-3793, 333-3797 and 33-73496) and Forms S-8 (File Nos. 33-21859, 33-44888 and 33-64701) of our
report dated August 7, 1998, except for Note 17, as to which the date is August 17, 1998, on our audits of the consolidated financial statements of Nobel Education Dynamics, Inc. and subsidiaries as of June 30, 1998, December 31, 1997 and 1996, and for the six months ended June 30, 1998 and each of the three years in the period ended December 31, 1997 which report is included in this Annual Report on Form 10-K.


PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 23, 1998